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EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT

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
Registered Name                                                                     Domicile         Owner     %       Status
(business is conducted under the registered names)                                                             held
Digital Financial Service Limited ("DFSL" hereinafter)                              Hong Kong        Sancon     100    Active
Sancon Recycling Pty Ltd.                                                           Australia        Sancon     100    Active
Guang Cheng Int'l Trading Ltd. ("Guang Cheng" hereinafter)                          Hong Kong        Sancon     100    Active
Sancon Resources Recovery (Shanghai) Co., Ltd. ("Sancon SH" hereinafter)            Shanghai         Sancon     70     Active
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